EXHIBIT 99.1

NHP TO ACQUIRE HEARTHSTONE’S 32-FACILITY, TEN-STATE

ASSISTED LIVING PORTFOLIO FOR $419 MILLION

(NEWPORT BEACH, California, March 22, 2006) … Nationwide Health Properties, Inc. (NYSE:NHP) announced today that it has entered into definitive agreements for the acquisition and master leaseback of the 32-facility, ten-state real estate holdings of Hearthstone Assisted Living, Inc. (“Hearthstone”).

Proposed Master Lease Highlights:

•	8.66% effective rent yield
•	Up to 2% CPI-based annual rent escalators
•	Annual gross revenue participation
•	Rent reset right at end of year seven
•	Exclusive right on $150 million of potential new investments

Pursuant to the definitive agreements, NHP will acquire the entire holdings of Hearthstone, a portfolio of 32 assisted living and Alzheimer’s facilities located in ten states, for a purchase price of $419 million plus an estimated $12 million of debt defeasance and closing costs. The transaction is anticipated to close by May 31, 2006, subject to real estate, regulatory and other closing conditions.

In tandem with the transaction, Hearthstone’s President and CEO Tim Hekker and partners will acquire 100% ownership of the company that will operate the Hearthstone facilities. Hearthstone’s principal selling shareholders include Fremont Realty Capital, funds advised by Apax Partners, L.P. and Kosberg & Associates.

Under the terms of the proposed master lease, upon completion of the acquisition, NHP will receive rent on its estimated total investment of $431 million at an initial lease rate of 8.06%. One percent annual fixed rent increases bring the effective rent yield to 8.66% over the 15-year initial term of the master lease. NHP will also receive CPI-based annual rent increases of up to 2% and revenue based rent equal to a specified percentage of Hearthstone’s annual gross revenue. The specified percentages start at 0.54% in the first year and increase to 2.63% during the initial term of the lease. At the beginning of the eighth year, the minimum rent is reset for the remainder of the initial term to the greater of fair market rent or 110% of the prior year’s total rent.

NHP has agreed to finance $15 million of Hearthstone’s future facility expansions at the lease rate then in effect and Hearthstone has agreed to provide NHP with an exclusive acquisition right on its next $150 million of potential new investments, as well as a right of first offer/last look on an additional $150 million of potential new investments.

The portfolio’s current occupancy rate is approximately 89% and consists of 3,097 units which are comprised of studios, suites and two-bedroom companion apartments counted as two units. Hearthstone derives substantially all of its revenues from private-pay sources. The estimated annualized lease coverage after a 5% management fee and $300 per unit capital expenditure reserve is expected to be about 1.0x at closing, and the Company believes it will increase to over 1.1x by the end of 2006. The lease will provide for a $6 million security deposit.

“NHP is acquiring high quality real estate operated by an outstanding and experienced management team,” said Douglas M. Pasquale, NHP’s President & CEO. “As the former CEO of one of the largest assisted living operators, I firmly believe in Hearthstone’s social model, which distinguishes itself from the competition by emphasizing companion-based living using a two-bedroom model. It is clear from Hearthstone’s high levels of occupancy and historical revenue growth that its customers and markets have embraced Hearthstone’s facilities and services,” he added.

“We have continually reiterated our belief in both the short and long-term growth potential of the senior housing sector,” said Donald D. Bradley, NHP’s Chief Investment Officer. “Given the quality of the assets we are acquiring—all of which were built by Hearthstone starting in 1996—the strength of the operating team, Hearthstone’s financial condition and the structure of the transaction, we believe this investment represents a significant opportunity for the Company.”

Tim Hekker, President and CEO of Hearthstone, said, “My partners and I are delighted to be associating with NHP because it has an excellent reputation and track record. We are extremely fortunate to have a team of associates at Hearthstone that is truly dedicated to providing the best possible care and services to our residents and are the principal reason for our success.”

Abdo H. Khoury, NHP’s Chief Financial and Portfolio Officer said, “NHP entered into an unsecured $200 million credit facility with JP Morgan Chase Bank, N.A., that will permit NHP to draw such amount, together with funds available under the Company’s existing credit facility, as is necessary to complete the acquisition. Upon completion of the acquisition, this transaction is expected to increase the private pay component of our revenue from approximately 61% to 67% and to increase our assisted and independent living percentage of total assets from approximately 53% to 61%.”

Nationwide Health Properties, Inc. is a real estate investment trust that invests in health care facilities and has investments in 446 facilities in 39 states. For more information on Nationwide Health Properties, Inc., visit the NHP website at www.nhp-reit.com.

Certain information contained in this news release includes forward-looking statements. Forward-looking statements include statements regarding our expectations, beliefs, intentions, plans, objectives, goals, strategies, future events or performance and underlying assumptions and other statements which are not statements of historical facts. These statements may be identified, without limitation, by the use of forward-looking terminology such as “may,” “will,” “anticipates,” “expects,” “believes,” “intends,” “should” or comparable terms or the negative thereof. All forward-looking statements included in this news release are based on information available to us on the date hereof.

These statements speak only as of the date hereof, and we assume no obligation to update such forward-looking statements for any reason or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future. These statements involve risks and uncertainties that could cause actual results to differ materially from those described in the statements. These risks and uncertainties include (without limitation) the following: deterioration in the operating results or financial condition, including bankruptcies, of our tenants; occupancy levels at certain facilities; changes in the ratings of our debt securities; access to the capital markets and the cost of capital; government regulations, including changes in the reimbursement levels under the Medicare and Medicaid programs; the general distress of the healthcare industry; the effect of economic and market conditions and changes in interest rates; the amount and yield of any additional investments; our ability to meet acquisition goals, including the closing of the Hearthstone acquisition and achievement of the anticipated benefits therefrom; the ability of our operators to repay deferred rent or loans in future periods; the ability of our operators to obtain and maintain adequate liability and other insurance; our ability to attract new operators for certain facilities; our ability to sell certain facilities for their book value; changes in or inadvertent violations of tax laws and regulations and other factors that can affect real estate investment trusts and our status as a real estate investment trust; and the risk factors described in our Annual Report on Form 10-K filed with the SEC on February 8, 2006.